Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257676
333-263514

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated March 3, 2022

QUANTUM-SI INCORPORATED
Up to 78,841,853 Shares of Class A Common Stock
Up to 19,937,500 Shares of Class B Common Stock
Up to 135,000 Warrants

This prospectus supplement no. 4 supplements the prospectus dated March 3, 2022 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 3,968,319 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 135,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, HighCape Capital Acquisition Corp., a Delaware corporation (“HighCape”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 3,833,319 shares of Class A common stock that are issuable upon the exercise of 3,833,319 warrants issued in connection with the initial public offering of HighCape (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

On June 10, 2021, HighCape consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 18, 2021 (the “Business Combination Agreement”), by and among HighCape, Tenet Merger Sub, Inc., a Delaware corporation, and Quantum-Si Incorporated, a Delaware corporation (“Legacy Quantum-Si”). Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Quantum-Si, with Legacy Quantum-Si surviving the Business Combination as a wholly-owned subsidiary of HighCape (the “Merger”). In connection with the Business Combination, HighCape changed its name to “Quantum-Si Incorporated” and Legacy Quantum-Si changed its name to “Q-SI Operations Inc.”

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 135,000 Private Placement Warrants, (ii) 135,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 2,583,750 shares of Class A common stock held by HighCape’s sponsor, HighCape Capital Acquisition LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), (iv) 21,964,456 shares of Class A common stock issued in a private placement in connection with the closing of the Business Combination, (v) 696,250 shares of Class A common stock issued in a private placement to certain affiliates of Foresite Capital Management, LLC in connection with the closing of the Business Combination, (vi) 49,629,078 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Quantum-Si pursuant to the Business Combination Agreement, including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (vii) 19,937,500 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8‑K, which was filed with the Securities and Exchange Commission on May 16, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “QSI” and “QSIAW,” respectively. On May 13, 2022, the closing price of our Class A common stock was $3.60 and the closing price of our Public Warrants was $0.69.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

 QUANTUM-SI INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-39486	85-1388175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut (Address of principal executive offices)	06437 (Zip Code)

Registrant’s telephone number, including area code: (203) 458-7100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QSI	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	QSIAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Stockholders

(a)
On May 10, 2022, Quantum-Si Incorporated (the “Company”) held its 2022 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s shareholders voted on three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 29, 2022. At the Annual Meeting, there were 118,756,164 shares of Class A common stock and 19,937,500 shares of Class B common stock present or represented by proxy at the Annual Meeting, which represented, approximately 91.39% of the outstanding total voting power of the shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting (voting together as a single class), which constitute a quorum for the transaction of business.  Holders of the Company’s Class A common stock were entitled to one vote for each share held as of the close of business on March 14, 2022 (the “Record Date”), and holders of the Company’s Class B common stock were entitled to 20 votes for each share held as of the Record Date.

(b)	The following actions were taken at the Annual Meeting:

1.	The following nominees were reelected to serve on the Company’s board of directors until the Company’s 2023 annual meeting of stockholders, based on the following votes:

Name	Votes For	Votes Against	Votes Abstained	Broker Non-Votes
Jonathan M. Rothberg, Ph.D.	454,095,025	0	3,564,313	15,286,864
Marijn Dekkers, Ph.D.	454,393,105	0	3,266,233	15,286,864
Ruth Fattori	454,388,441	0	3,270,897	15,286,864
Brigid A. Makes	456,054,425	0	1,604,913	15,286,864
Michael Mina, M.D., Ph.D.	455,893,416	0	1,765,922	15,286,864
Kevin Rakin	453,930,852	0	3,728,486	15,286,864

2.	The selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was ratified, based on the following votes:

Votes For	Votes Against	Votes Abstained
472,831,598	87,906	26,698

3.	The advisory vote of the frequency of holding a non-binding, advisory vote on compensation of the Company’s named executive officers was ratified as one year, based on the following votes:

Votes For One Year	Votes For Two Years	Votes for Three Years	Votes Abstained	Broker Non-Votes
457,355,658	92,504	118,654	92,522	15,286,864

Accordingly, after consideration of these voting results and other factors, the Company’s board of directors has determined that the Company will hold future non-binding, advisory votes of shareholders to approve the compensation of the named executive officers on an annual basis until the next non-binding shareholder vote on the frequency of shareholder votes on executive compensation, or until the Company’s board of directors otherwise determines a different frequency for such non-binding votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM-SI INCORPORATED

	By:	/s/ Claudia Drayton
	Name:	Claudia Drayton
	Title:	Chief Financial Officer

Date: May 16, 2022